PRESS RELEASE

Contact:
Joel A. Fernandes
Threshold Pharmaceuticals, Inc.
650.474.8273
IR@thresholdpharm.com

THRESHOLD PHARMACEUTICALS ANNOUNCES UPDATE TO TH-302 PANCREATIC DATA TO BE PRESENTED AT THE OPPENHEIMER HEALTHCARE CONFERENCE

SOUTH SAN FRANCISCO, CA – December 13, 2011 -- Threshold Pharmaceuticals, Inc. (Nasdaq: THLD) today announced that Dr. Barry Selick, Threshold’s Chief Executive Officer, is scheduled to present an update at the Oppenheimer 22nd Annual Healthcare Conference in New York City on the Company’s corporate and clinical development. This will include the status of the Phase 2 pancreatic cancer study with TH-302, a novel small molecule tumor selective Hypoxia-Activated Prodrug (HAP) that specifically targets tumor hypoxia and is applicable to a broad range of tumors. Threshold’s presentation will be held on Tuesday, December 13, 2011 at a new time of 10:15AM EST. A live webcast of the presentation will be available under the Webcast section of the Company’s Website at www.thresholdpharm.com .

As part of the update, the Company will provide guidance that it now expects to report the primary analysis of the TH-302 Phase 2 pancreatic data in mid- to late February of 2012. Threshold completed enrollment of this trial as scheduled in June 2011 with the enrollment of 214 patients, but it has taken longer to reach the 144 progression free survival (PFS) events that are required to trigger the primary analysis than originally anticipated.  Over 90% of the 144 events planned for the primary analysis have occurred to date.  "With respect to those aspects of this trial under our control, we have executed on or ahead of schedule and were actually able to increase the size and statistical power of this trial, in large part due to investigator and patient interest,” said Barry Selick, Chief Executive Officer. “What we cannot control is the rate at which patients progress, but we are now far enough along in the study to be confident that we will be able to report the results of the trial in February.”

The Phase 2 trial is a multi-center, randomized, controlled, crossover clinical trial of TH-302 in combination with gemcitabine in patients with first line pancreatic cancer. The primary endpoint of the trial is progression-free survival. The secondary endpoints are overall response rate, overall survival, event-free survival, CA 19-9 response rate as well as various safety parameters. Tumor response is evaluated at baseline and every eight weeks using RECIST. Patients for whom monotherapy with gemcitabine is considered standard therapy were eligible for the trial. Patients were randomized equally into one of three cohorts: TH-302 at a dose of 240 mg/m2 plus gemcitabine, TH-302 at a dose of 340 mg/m2 plus gemcitabine, or gemcitabine alone. Patients who successfully complete six cycles of treatment without evidence of significant treatment-related toxicity or progressive disease could continue to receive treatment. If a patient experienced cancer progression on gemcitabine alone, the patient could cross over into one of the TH-302 plus gemcitabine cohorts. The primary efficacy analysis will be performed  based upon approximately 144 PFS events.

170 Harbor Way, Suite 300, South San Francisco, CA 94080  tel: 650.474.8200  fax: 650.474.2529
www.thresholdpharm.com

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of some hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding Threshold's product candidates, anticipated milestones, clinical trials and anticipated results and announcements, potential therapeutic uses and benefits of TH-302 and financial results, estimates, projections and requirements, including the need for additional cash. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold's ability to enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which has been filed with the Securities Exchange Commission on November 3, 2011 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We undertake no duty to update any forward-looking statement made in this news release.

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170 Harbor Way, Suite 300, South San Francisco, CA 94080  tel: 650.474.8200  fax: 650.474.2529
www.thresholdpharm.com